Exhibit 23

Consent of Independent Auditors


The Board of Directors of Trans Financial, Inc.:

     We consent to incorporation by reference in the Registration Statement Nos. 33-40606, 33-60844, 33-56761, 33-64601 and 333-06089 on Form S-3, and
Registration Statement Nos. 33-21517,  33-43046,  33-53960,  33-72492, 33-65347,
33-65349, 333-18359, and 333-45883 on Form S-8 of Trans Financial, Inc. of our report dated January 20, 1998, relating to the consolidated balance sheets of Trans Financial, Inc. and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Trans Financial, Inc.

                                                      /s/ KPMG Peat Marwick LLP
                                                          KPMG Peat Marwick LLP



Louisville, Kentucky
March 3, 1998